CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-36233) pertaining to the 1988 Stock Option Plan of Strategia Corporation of our report dated March 22, 2000, with respect to the consolidated financial statements of Strategia Corporation and subsidiaries included in the annual report (Form 10-KSB) for the years ended December 31, 1999 and 1998.

/s/ CARPENTER, MOUNTJOY & BRESSLER, PSC

Louisville, Kentucky
March 22, 2000